         THIS NOTE AND THE SHARES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY AND ITS COUNSEL) FOR THE HOLDER OF THESE SECURITIES, OR AN OPINION OF THE COMPANY'S COUNSEL, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

             NON-NEGOTIABLE SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$900,000                                                        January 22, 1997

         FOR VALUE RECEIVED, NCO GROUP, INC., a Pennsylvania corporation (the "Company"), hereby promises to pay to __________________________________ (the
"Holder"), the principal sum of Nine Hundred Thousand Dollars ($900,000) together with interest on the unpaid principal balance hereof from the date of this Note and for a term of five (5) years therefrom (the "Term").

         1. The unpaid balance of principal shall bear interest at the rate of eight percent (8%) per annum computed on a daily basis upon the unpaid balance with each day representing 1/365th of a year.

         2. During the Term, payments of interest only shall be payable on the first (1st) day of each month, commencing March 1, 1997. Notwithstanding the foregoing, if the date of execution of this Note is other than the first day of a month, the first monthly installment hereunder shall include interest from the date this Note has been execute

         3. The terms and provisions of this Note are subject to and subordinate to any obligations of the Company to its senior lender, Mellon Bank, N.A. (The "Bank") in connection with the Company's borrowings from time-to-time from the Bank.

         4. This Note has been issued pursuant to and in accordance with the terms and conditions of a certain Stock Purchase Agreement dated January 22, 1997 (the "Agreement"), the Company and the Holder being parties thereto. The Company's obligation to render payment hereunder shall be subject to the terms and conditions of the Agreement, including, but not limited to, the Holder's obligation to complete Closing, and may be subject to diminution by set-off, counterclaim, abatement or otherwise pursuant to the Company's rights to indemnification under the Agreement.

         5. All payments hereon are to be made to the Holder, at the address of the Holder as set forth in Section 15 of this Note (or such other address as may be specified by written notice to the Company in accordance with the notice provisions as set forth in this Note) in lawful money of the United States of America.

         6. In the event that (a) any payment of interest due hereunder shall not be paid when due, and such nonpayment shall continue for a period of more than 15 days after receipt by the Company of written notice from the Holder, or
(b) the Company shall cease doing or conducting business, or (c) any proceeding in bankruptcy shall be commenced by or against the Company, which proceeding shall not be stayed or dismissed within 90 days from the date such proceeding is commenced, or (d) a receiver shall be appointed for the Company's assets, or (e) the Company shall make an assignment for the benefit of creditors, or (f) if the Holder is required to give the Company notice pursuant to section (a) above more than five (5) times in any twelve (12) month period then, the entire principal amount outstanding and accrued interest thereon shall, at the option of the Holder, become immediately due and payable regardless of any prior forbearance. Upon the occurrence of a default hereunder due to the foregoing, the following shall apply:

                  (a) The interest rate hereunder shall immediately increase to Prime Rate (as announced in the Wall Street Journal from time to time) plus two percent (2%) until such time as the default is cured or this Note is repaid; or

                  (b) The Company shall have ninety (90) days to cure such default by:

                           (i) paying to the Holder all amounts of interest and
principal due and payable up to the date the Company cures the default; or

                           (ii) repaying the entire outstanding principal
hereunder and all accrued interest. Upon such repayment, the right of Conversion as herein set forth shall become a right, for a period of ninety (90) days from repayment, to purchase the Common Stock pursuant to the same terms and conditions as a Conversion, and for such purpose, this Note shall serve as a Warrant to purchase the Common Stock.

         7. At the election of the Holder, in his sole discretion, at any time and from time during the Term, but before all amounts due hereunder by the Company are repaid to the Holder or the end of the Term, whichever is first to occur, all or any part of the outstanding principal amount of this Note and any accrued but unpaid interest thereon up to and including the date determined by the Holder on which a conversion ("Conversion") is to be effective (the "Conversion Date") and all other amounts due and owing hereunder (if any) (collectively, the "Conversion Amount"), as designated by the Holder, shall be converted into an amount of common stock of the Company (the "Common Stock") equal to the Conversion Amount divided by $ provided, however, that an appropriate adjustment shall be made in the event of any change to the Common Stock by reason of a stock dividend,(stock split, combination of shares, reclassification, recapitalization, merger, consolidation, transfer of assets, reorganization or other similar circumstances (except that no adjustment shall be made on account of cash dividends paid out of consolidated current or retained earnings of the Company). The number of shares issuable upon Conversion shall be rounded to the nearest 1/100th of a share. Fractional shares shall be settled in cash based on the price per share set forth above.

         8. If the Holder desires to exercise his elective right of Conversion hereunder, the Holder shall give written notice (the "Conversion Notice") to the Company, at least 30 days prior to the Conversion Date stating his intention to convert this Note, at the Company's offices, on the Conversion Date and stating the Conversion Amount. On or prior to the Conversion Date, the Holder shall surrender this Note for cancellation to the Company in exchange for (a) a certificate evidencing the number of shares of Common Stock into which this Note is being converted, and (b) if the principal amount of this Note is being converted in part only, a replacement Note of like tenor and date executed by the Company evidencing the balance due. The Conversion shall be deemed to have occurred immediately prior to the close of business on the Conversion Date (the "Effective Time"). With respect to the Conversion Amount to be converted, until the Effective Time, nothing herein shall be construed as conferring on the Holder the right to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter, to vote or to consent to actions, to receive dividends, distributions or other amounts payable to holders of record of Common Stock or to any other rights whatsoever as a stockholder of the Company.

         9.  With respect to any Conversion of this Note by the Holder:

                  (a) Anything in this Note to the contrary notwithstanding, if the Holder exercises his right of Conversion by sending the Conversion Notice as required pursuant to Section 7, then, regardless of whether the Holder surrenders this Note as required on or prior to the Conversion Date, the Conversion Amount designated by the Holder shall be deemed "satisfied in full" as of the Effective Time and, thereafter, the Holder shall be treated for all purposes as the record holders of the Common Stock into which the Conversion Amount has been converted.

                  (b) The Company shall not be obligated to issue any certificates representing the Common Stock into which the Conversion Amount has been converted, or any replacement Note for any amount not converted, until this
Note is delivered to the Company or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Until the Note or such agreement is received, the Company may withhold all dividends, distributions and other amounts otherwise payable to the Holder on account of the Common Stock into which the Conversion Amount has been converted and any principal and interest payment otherwise payable to the Holder on account of any replacement Note.

                  (c) All certificates representing shares of the Common Stock to be issued to the Holder hereunder on any Conversion of this Note shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY AND ITS COUNSEL) FOR THE HOLDER OF THESE SECURITIES, OR AN OPINION OF THE COMPANY'S COUNSEL, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

                  (d) Subject to rules and regulations of the Securities and Exchange Commission, whenever the Company proposes to register any of its securities under the Securities Act of 1933 and the registration form to be used may be used for the registration of securities of the type held by the Holder upon Conversion (a "Piggyback Registration"), the Company shall given prompt written notice to the Holder of its intention to effect such a registration and the Holder shall, at his sole expense, have the right to a Piggyback Registration of his Common Stock.

                  (e) The shares of the Common Stock issued pursuant to the Holder's right of Conversion hereunder shall be deemed fully paid and not liable to any further call or assessment. The Holder shall have and possess all rights appertaining to owners of the Common Stock of the Company.

                  (f) The Holder shall pay any and all franchise, transfer, and filing fees and taxes which may be imposed by any governmental agency with respect to the issuance and delivery of the Common Stock upon any Conversion of this Note.

         10. The Company does hereby waive presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance of or default on this Note, except as otherwise provided herein.

         11. All of the terms and provisions of this Note shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto, and their respective heirs, executors, administrators, successors and permitted assigns. This Note or any part hereof may not be transferred or assigned by the Holder except with the written consent of the Company.

         12. The Company represents and warrants to the Holder that it has filed a registration statement on Form S-1 (Reg. No. 333- 11745)(the "Form S-1") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act"), a registration statement on Form 8-A (the "Form 8-A") under the Securities Exchange Act of 1934 (the "Exchange Act") and all forms, reports and documents required to be filed with the SEC since the effective date of the Form 8-A (collectively, the "SEC Documents"), and the Company has made available to the Holder copies of the SEC Documents. To the knowledge of the Company, the SEC Documents were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, in all material respects and to the knowledge of the Company, did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of such SEC Documents, the financial statements contained therein, if any, fairly presented the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles. The Company shall cause adequate current public information with respect to the Company to be available in accordance with Rule 144(c)of the SEC for so long as any public sale by the Holder of shares of Common Stock of the Company acquired upon conversion of the Note is required to be effected in accordance with Rule 144.

         The Company further represents and warrants to the Holder that it has reserved sufficient shares of Common Stock in order to enable the Company to issue to the Holder shares of Common Stock upon Conversion of the Note.

         13. No failure to exercise, delay in exercising, or single or partial exercise by the Holder of any right, power or remedy with respect to this Note shall constitute a waiver thereof, preclude any other or further exercise thereof, or preclude the exercise of any other right, power or remedy.

         14. If any part of this Note is adjudged illegal, invalid or unenforceable, then the remainder hereof shall not be affected thereby.

         15. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by Certified Mail, Return Receipt Requested, postage prepaid, or by facsimile, or delivered by overnight delivery service, to the party to receive such notice addressed as follows:

                  If to Company:               1740 Walton Road
                                               Blue Bell, PA  19422

                  With copy to:                Joshua Gindin, Esquire
                                               Twentieth Floor
                                               230 South Broad Street
                                               Philadelphia, PA  19102


                  If to Holder:                4930 Derbyshire Drive
                                               Charlotte, NC 02270

                  With copy to:                William R. Culp, Jr., Esquire
                                               Culp Elliott & Carpenter
                                               227 W. Trade Street
                                               Suite 1500
                                               Charlotte, NC 28202

or to such other address as either party shall designate by notice given to the other.

         16. This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. This Note may not be varied, amended or modified except in writing signed by the Company and the Holder.

         IN WITNESS WHEREOF, this Note has been executed by the Company as of the date and year first above written.

Attest:                                        NCO GROUP, INC.

________________________                     By: _______________________________